UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2016
ALEXANDRIA REAL ESTATE EQUITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-12993	95-4502084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

385 East Colorado Boulevard, Suite 299	91101
Pasadena, California
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 578-0777
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N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2016, Alexandria Real Estate Equities, Inc. (the “Company”) entered into amended and restated executive employment agreements (the “Agreements”) with each of Dean A. Shigenaga (the Company’s Executive Vice President, Chief Financial Officer and Treasurer), Stephen A. Richardson (the Company’s Chief Operating Officer and Regional Market Director (San Francisco)), Peter M. Moglia (the Company’s Chief Investment Officer) and Thomas J. Andrews (the Company’s Executive Vice President – Regional Market Director (Greater Boston)) (the “Executives”). The Agreements amend and restate in their entirety the prior employment agreements between the Company and each of Messrs. Shigenaga, Richardson, Moglia and Andrews, which were effective as of January 1, 2011 or, in the case of Mr. Richardson, October 25, 2011 (the “Prior Employment Agreements”). The principal purpose of the amendments is to replace “single-trigger” vesting acceleration with “double-trigger” vesting acceleration with respect to equity awards granted on or after January 1, 2016 (the “Effective Date”). As a result of the amendments, under the Agreements equity awards granted to an Executive on or after the Effective Date do not automatically become fully vested (and exercisable, if applicable) upon a change of control of the Company, but rather only if upon or within two years of such change of control, the Company terminates the Executive’s employment without cause or the Executive terminates his employment for good reason.

The Agreements continue to provide that the Executives are employed at-will, with the term of each of the Agreements beginning on January 1, 2016 and ending on the date that the Agreement is terminated by either party pursuant to the provisions of the Agreement. The Agreements provide that each Executive’s base salary shall be $495,000 and increased annually by no less than a cost-of-living adjustment based on the consumer price index for the city of residence for the applicable Executive. Each of the Executives will continue to be eligible for an annual bonus and periodic equity awards.

Agreement terms which are the same as the Prior Employment Agreements

Each of the Agreements continues to provide that if the applicable Executive’s employment terminates without cause or the Executive resigns for good reason not in connection with a change in control of the Company, the Executive is entitled to receive severance generally equal to one year of the Executive’s base salary and a cash incentive bonus equal to the cash incentive bonus the Executive earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). Each of the Agreements further continues to provide that if, upon or within two years following a change in control of the Company, the Company terminates the Agreement without cause or the Executive terminates the Agreement for good reason, the Executive is entitled to receive severance generally equal to a multiple of his base salary and a cash incentive bonus equal to a multiple of the cash incentive bonus amount he earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). The multiple for Messrs. Shigenaga, Richardson, and Andrews is 2.0x and the multiple for Mr. Moglia is 1.5x. In any of the foregoing cases, all of the Executive’s unvested shares of restricted stock in the Company will vest on the Executive’s last day of employment and the Executive will receive a prorated grant of fully vested stock based on the Company’s grant to him for the prior year and the number of days employed in the year of termination and an additional grant of restricted stock (on a fully vested basis) equal to the higher of the number of shares of restricted stock that the Company had determined to grant to the Executive for the prior year, but had not yet granted as of termination, or the average number of shares of restricted stock granted to the Executive for the second, third and fourth years prior to the year in which the Executive’s employment terminates.

Each of the Agreements also continues to provide that if the Company terminates the applicable Executive’s employment without cause, or the Executive terminates his employment for good reason, the Company will pay the applicable premiums for the Executive’s continued coverage under the Company’s health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months after his last day of employment with the Company or a taxable payment calculated such that the after-tax amount of the payment would be equal to the applicable COBRA health insurance premiums if the Company determines that it cannot pay COBRA premiums without a substantial risk of violating applicable law.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by the full text of the Agreements, copies of which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Date: April 1, 2016	By:	/s/ Dean A. Shigenaga
Dean A. Shigenaga
Chief Financial Officer